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                                                                   Exhibit 99(a)


                          [LETTERHEAD OF OMNICARE]


Omnicare                                                            news release
--------------------------------------------------------------------------------
[LOGO]

                                                                CONTACT:
                                                                Cheryl D. Hodges
                                                                (859) 392-3331


                       OMNICARE ANNOUNCES SECOND PHASE OF
                    PRODUCTIVITY AND CONSOLIDATION INITIATIVE
            o 12-Month Program Expected to Save $17 Million Annually
       o Represents Outgrowth of Recently Completed Restructuring Program
o Restructuring Charge of $24.2 Million to be Recorded; $15.4 Million in Q3 2001


         Covington, Kentucky, September 28, 2001 -- Omnicare, Inc. (NYSE:OCR) today announced that it is implementing the second phase of a productivity and consolidation initiative. Expected to result in annualized savings of approximately $17.0 million by September 30, 2002, the program is intended to further streamline operations, increase efficiency and enhance the company's position as a high quality, cost-effective provider of pharmaceutical services.

         "Smaller in scope, this new initiative is a natural outgrowth of the major productivity and consolidation initiative we completed in December 2000," said Joel F. Gemunder, president and chief executive officer of Omnicare. "Our Phase II program includes pharmacy consolidations and reconfigurations as well as resource realignments in both our pharmacy and contract research (CRO) businesses. The intent is to capitalize on follow-up opportunities identified in Phase I to reduce costs and increase efficiency.

         "Success in today's healthcare environment requires delivery of high-quality service at the lowest possible cost. We believe it is essential to remain focused on this goal and to take advantage of every opportunity to increase the efficiency of our operations and the quality of the service to our customers," Gemunder said.

         The Phase II program is expected to generate approximately $17.0 million in annual savings on a pretax basis ($10.5 million aftertax) upon full implementation. It will result in a pretax restructuring charge of approximately $24.2 million ($15.0 million aftertax), of which approximately $3.9 million (pretax) will be non-cash items. Approximately $15.4 million ($9.6 million aftertax or 10 cents per diluted share) will be recorded in the third quarter ending September 30, 2001, with the remaining approximately $8.8 million ($5.4 million aftertax or 6 cents per share) to be taken over the following four quarters. The restructuring charge primarily includes severance pay, lease terminations, the write-off of leasehold improvements and other assets, and related fees and expenses. The estimated $17.0 million in annualized savings represents a payback period of less than two years when compared with the restructuring charge of $24.2 million.


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Pharmacy Operations to Further Streamline

         In mid-1999, Omnicare embarked on a strategic initiative with A.T. Kearney, one of the world's top management consultants, to streamline operations, reduce costs and increase the efficiency of its operating units by standardizing around best practices. The initiative eliminated redundant efforts, simplified work processes and utilized technology to apply best practices and maximize employee productivity. Facilities in overlapping geographic territories were consolidated to better align pharmacies around customers to improve efficiency and enhance the company's ability to deliver innovative and cost-effective services to its customers. By year-end 2000, the net number of pharmacy locations had been reduced by 29% to 134, productivity programs had been implemented in virtually all of the operating units and the company had achieved the planned 16% headcount reduction. Cost savings were slightly ahead of the targeted $46 million, significantly reducing operating costs.

         "For the pharmacy business, most of the Phase II actions are the direct result of recommendations made by our operating management and outside consultants, who identified additional opportunities during the implementation of our Phase I restructuring to take our productivity and consolidation efforts one step further," Gemunder noted.

         Building on the previous efforts, the Phase II program will include the merging or closing of seven pharmacy locations and the reconfiguration in size and function of an additional 10 locations. Further, additional productivity and best-practice initiatives will be implemented in a number of pharmacy and other operating locations. Upon completion of Phase II, Omnicare expects to have 127 strategically located pharmacy units in 43 states positioned to deliver the company's innovative programs and services more efficiently.

CRO to Leverage Global Structure

         In mid-2000, Omnicare began integrating the three contract research organizations it had previously acquired into a single business unit, Omnicare Clinical Research. The integration efforts centered on shifting to a global, centralized structure organized along functional lines to streamline operations and leverage efficiencies in global business development, project management and information technology. Subsequently, A.T. Kearney was engaged to study process improvement opportunities for the newly consolidated CRO business, resulting in the identification of additional ways to reduce fixed expenses and redirect resources to produce the greatest value for customers.

         As a result of the global integration efforts at Omnicare Clinical Research, Phase II of the restructuring includes a reduction in occupied building space in certain locations, and the rationalization or redirection of staffing levels in order to better garner the efficiencies of the functional reorganization.

         "In our CRO business, these actions are designed to reduce overhead expense and infrastructure to free up greater resources for customer-focused initiatives that will enhance growth and leverage this more efficient cost structure. Reallocating our human and capital resources not only will make us an even more nimble and responsive organization, but will produce greater returns for both our customers and our company," Gemunder added.

Enhancing Position as High-Quality, Low-Cost Provider

         Gemunder noted, "The Phase II actions are borne of our ongoing commitment to search for efficiencies and synergies that allow us to deliver the best service at the lowest cost. These





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actions will strengthen our ability to serve our customers efficiently and effectively, enhance our competitive position and reinforce our industry leadership."

         Omnicare expects the Phase II measures to lead to a net reduction of approximately 460 employees, or about 5% of its total workforce. Where possible, the company is making use of normal attrition and transfer to other locations. Employees whose jobs are eliminated will be offered appropriate financial assistance.

         "Our employees continue to be key to Omnicare's success," Gemunder said. "While improving efficiency and enhancing our competitive position is a positive for most employees, and for the company as a whole, we well know it can bring about change and we will work to make the changes as smooth as possible. As they proved during the first phase of this effort, we are confident that our employees are equal to the challenge," said Gemunder.

         Gemunder noted, "Given the timing, we do not expect much impact on our earnings from this program for the remainder of this calendar year. In 2002, we anticipate that the savings will follow a quarterly ramp-up, reaching an annualized run rate of $17 million (pretax) by the end of the third quarter. We believe this gives us a solid foundation for achieving our target growth rate for 2002."

         "Productivity enhancement and consolidation of our organization have long been a part of our strategic plan. With the mounting cost pressures and sweeping change that have characterized the healthcare industry, it is as important as ever to remain vigilant in seeking new and innovative ways to deliver service cost-effectively. The Phase II program will enable us to maintain our industry leadership position and maximize the financial strength and growth opportunities inherent in our strategy," Gemunder said.

         "Importantly, the underlying fundamentals of our business are sound and serve as a foundation for our growth: the aging population and increasing life span, pharmaceuticals' position as the most cost-effective means of treating the elderly, the accelerating pace of new drug discovery, and the growing need to control healthcare costs. The initiatives we announced today will enable us to leverage our resources while reducing expenses, and enhance our ability to capitalize on these key trends," Gemunder concluded.

About the Company

         Omnicare, based in Covington, Kentucky, is a leading geriatric pharmaceutical care company serving approximately 650,000 residents in 8,500 long-term care facilities in 43 states. Omnicare is the nation's largest provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides comprehensive clinical research services for the pharmaceutical and biotechnology industries in 26 countries worldwide.

         Statements in this press release concerning Omnicare's business outlook or position or future economic performance, including savings and other benefits expected to result from the productivity and consolidation program; the impact of demographic trends; expectations concerning the accelerating pace of new drug discovery and its impact on Omnicare; the impact of the growing need to control healthcare costs; together with other statements that are not historical, are forward-looking statements that are estimates reflecting the best judgment of Omnicare based on currently available information. Such forward-looking statements involve actual known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Omnicare, include overall economic, financial and business conditions; trends for the continued growth





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of the businesses of Omnicare; the ability to implement the productivity and consolidation program and to realize anticipated benefits; delays in reimbursement by the government and other payors to customers and Omnicare; the overall financial condition of its customers; Omnicare's ability to assess and react to the financial condition of its customers; the impact of seasonality on the business of Omnicare; the continued successful integration of the CRO business and acquired companies; pricing and other competitive factors in the industry; the effect of new government regulations, executive orders and/or legislative initiatives, including those relating to reimbursement and drug pricing policies and in the interpretation and application of such policies; the outcome of litigation; the failure of Omnicare to obtain or maintain required regulatory approvals or licenses; loss or delay of contracts pertaining to Omnicare's contract research organization business for regulatory or other reasons; the ability of CRO projects to produce revenues in subsequent periods; the ability to attract and retain needed management; the impact and pace of technological advances; the ability to obtain or maintain rights to data, technology and other intellectual property; the impact of consolidation in the pharmaceutical and long-term care industries; volatility in Omnicare's stock price; access to capital and financing; the demand for Omnicare's products and services; variations in costs or expenses; the continued availability of suitable acquisition candidates; changes in tax law and regulation; and other risks and uncertainties described in Omnicare's reports and filings with the Securities and Exchange Commission.

         For more information on Omnicare, Inc., via the Internet, including a full menu of news releases, visit www.omnicare.com or http://prnewswire.com/comp/136781.html.



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